UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report
(Date of Earliest Event Reported):
September 23, 2004

New Jersey State of Incorporation	Commission File Number 1-3822	21-0419870 I.R.S. Employer Identification No.

One Campbell Place
Camden, New Jersey 08103-1799
Principal Executive Offices

Telephone Number: (856) 342-4800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-(c))

Item 1.01 – Entry into a Material Definitive Agreement

On September 23, 2004, the Governance Committee of the Campbell Soup Company Board of Directors determined that the median annual director compensation for calendar year 2005 should be approximately $137,000. The director compensation program is designed to deliver annual compensation at the median of a group of 13 food companies. The Governance Committee determines the median compensation target for the program, which is paid on a calendar year basis. Under the program, annual compensation is delivered 50% in stock options (based on the Black-Scholes valuation model and the mean between the high and low stock prices on the last trading day of each calendar year); 30% in Campbell stock (based on the closing stock price on the last trading day of each calendar year); and approximately 20% in cash (depending on meeting attendance fees). Directors may elect to receive additional stock options in lieu of the cash payments and/or annual stock grant. Directors may also elect to defer all or a portion of their compensation.

The components of compensation other than options and stock, which are described above, are as follows:

Annual Retainer for Committee Chairs other than Audit Committee	$4,000
Annual Retainer for Audit Committee Chair	$10,000
Board Attendance Fee (per in-person meeting)	$1,250
Board Attendance Fee (per conference call meeting)	$625
Committee Attendance Fee (per in-person meeting)	$1,000
Committee Attendance Fee other than Audit Committee (per conference call meeting)	$500
Audit Committee Attendance Fee (per conference call meeting)	$1,000

In addition to the above director compensation, the Governance Committee determined that the Chairman of the Board should receive an annual retainer of $450,000. The retainer is paid $225,000 in cash and $225,000 in stock options based upon the Black-Scholes valuation model and the stock price on the date of the grant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAMPBELL SOUP COMPANY (Registrant)
Date: January 7, 2005
	By:	/s/ Robert A. Schiffner
Robert A. Schiffner
Senior Vice President and Chief Financial Officer

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